Press
Information

Investor Contact: Thom Mocarsky
Arbitron Inc.
410-312-8239
thom.mocarsky@arbitron.com

Press Contact: Kim Myers
Arbitron Inc.
410-312-8500
kim.myers@arbitron.com

For Immediate Release

ARBITRON ANNOUNCES NEW CHIEF RESEARCH OFFICER
TO JOIN SENIOR EXECUTIVE TEAM
Scarborough Research executive to lead Research and Product organizations;
New position will focus on service quality, refining existing methods and developing new approaches for radio and cross-platform measurement

COLUMBIA MD, October 20, 2010 – Arbitron Inc. (NYSE: ARB) announced that Gregg Lindner will join the company in the newly established position of chief research officer and executive vice president, Service Innovation.

In this role, Mr. Lindner will be responsible for Arbitron’s research quality and methods, product development as well as policies and standards for the Portable People MeterTM, diary, and cross-platform services, and leadership for the Company’s Media Rating Council® (MRC) accreditation initiatives. Mr. Lindner will also serve as an Arbitron representative on the Scarborough partners committee.

“Gregg brings with him more than twenty five years of experience as a leader across key areas of our business–research, product development and operations–areas that are important to Arbitron’s future growth,” said William T. Kerr, president and chief executive officer, Arbitron Inc. “In addition to his strong technical skills, Gregg is widely respected by broadcasters, agency executives, and marketers as well as by his peers in the media and marketing research industry.

Gregg is expected to help Arbitron strengthen the quality and sophistication of our core radio audience measurement services and to lead the development of the research methods and systems for our emerging cross-platform media and marketing measurement services.

Through his expertise in media and marketing research, and through his knowledge of its application to business, Gregg will help direct Arbitron’s strategies and resources in the evolving arena of media measurement and cross platform services,” said Mr. Kerr.

Mr. Lindner will report to Mr. Kerr directly on matters of research and service quality, and to Sean Creamer, executive vice president, U.S. Media Services, for ongoing operations. He will be based in Arbitron’s headquarters in Columbia, Maryland.

Mr. Lindner will join Arbitron from Scarborough Research, the leading source for the demographics, lifestyles, shopping patterns, and media behaviors of American consumer, where he was executive vice president. As such, he managed the company’s day-to-day business and operations. Prior to his role of executive vice president, Mr. Lindner headed up the Research and Operations team which was responsible for quality assurance of all Scarborough data, creating and adapting research methodologies, custom research projects and overall management of Scarborough’s product line. He joined Scarborough Research 1993.

Under Mr. Lindner’s leadership, Scarborough expanded its top-tier local market service; introduced USA+, a national consumer research service; created a mid-tier market service designed to meet the needs of local media, advertisers and marketers in mid-market cities across the United States; and began cell-phone-household sampling in its consumer surveys. Mr. Lindner also successfully led Scarborough Research’s efforts to earn Media Rating Council® accreditation for its top-tier, multi-market, and USA+ services, along with PRIME NExT software.

Prior to joining Scarborough in the mid-1990’s, Mr. Lindner was at Simmons Market Research (now a division of Experian), and was at Arbitron from 1981 to 1992.

Mr. Lindner holds a Masters degree in quantitative analysis and urban sociology from the University of Maryland, where he also completed his undergraduate work.

About Arbitron
Arbitron Inc. (NYSE: ARB) is a media and marketing research firm serving the media – radio, television, cable and out-of-home – as well as advertisers and advertising agencies. Arbitron’s core businesses are measuring network and local market radio audiences across the United States; surveying the retail, media and product patterns of local market consumers; and providing application software used for analyzing media audience and marketing information data. The company has developed the Portable People Meter and PPM 360TM, new technologies for media and marketing research.

Portable People Meter™, PPM™ and PPM 360™ are marks of Arbitron Inc.

Media Rating Council® and the “double checkmark” logo design are registered marks of the Media Rating Council.

Arbitron Forward-Looking Statements
Statements in this release that are not strictly historical, including the statements regarding expectations for 2010 and any other statements regarding events or developments that we believe or anticipate will or may occur in the future, may be “forward-looking” statements. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements. These factors include, among other things, the current global economic recession and the upheaval in the credit markets and financial services industry, competition, our ability to develop and successfully market new products and technologies, our ability to successfully commercialize our Portable People Meter™ service, the growth rates and cyclicality of markets we serve, our ability to expand our business in new markets, our ability to successfully identify, consummate and integrate appropriate acquisitions, the impact of increased costs of data collection including a trend toward increasing incidence of cell phone-only households, litigation and other contingent liabilities including intellectual property matters, our compliance with applicable laws and regulations and changes in applicable laws and regulations, our ability to achieve projected efficiencies, cost reductions, sales growth and earnings, and international economic, political, legal and business factors. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in our SEC filings, including our 2009 Annual Report on Form 10-K. These forward-looking statements speak only as of the date of this release and the Company does not assume any obligation to update any forward-looking statement.